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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Generac Holdings Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2012, with respect to the consolidated financial statements of Generac Holdings Inc., and the effectiveness of internal control over financial reporting of Generac Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin November 26, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm